Exhibit 23.1

June 1, 2011

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
United States of America

Dear Sir/Madam,

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of China Oumei Real Estate Inc. on Form S-1/A filed on or about June 1, 2011, of our Auditors’ Report, dated March 22, 2011, on the consolidated balance sheets of China Oumei Real Estate Inc. and Subsidiaries as of December 25, 2010 and 2009, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 25, 2010.

In addition, we consent to the references to us under the heading “Experts” in the Registration Statement.

/s/MSPC

MSPC
Certified Public Accountants and Advisors, A Professional Corporation
New York, NY